UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	January 2, 2002

SAFENET, INC.

(Exact Name of Registrant as Specified in Charter)

8029 Corporate Drive, Baltimore, Maryland  21236

(Address of principal executive offices)

Delaware	0-20634	52-1287752
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Registrant’s telephone number, including area code: (410) 931-7500

(Former Name or Former Address, if Changed Since Last Report)

Item 2.                                    Acquisition or Disposition of Assets.

On January 2, 2002, SafeNet, Inc., a Delaware corporation (“SafeNet”), completed its acquisition of Pijnenburg Securealink, Inc., a Delaware corporation (“Pijnenburg”), in accordance with the Agreement and Plan of Reorganization dated December 14, 2001 (the “Reorganization Agreement”) by and among SafeNet, PBSL Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of SafeNet (“Acquisition Corp”), Pijnenburg and certain other parties.

Pursuant to the Reorganization Agreement, the purchase price SafeNet paid to the stockholders of Pijnenburg in connection with the acquisition of Pijnenburg consisted of an aggregate of 575,000 shares of SafeNet common stock, par value $.01 per share, $2,000,000 in cash and convertible promissory notes with an aggregate principal amount of $2,000,000.  The cash portion of the consideration was funded with cash on hand.  The convertible promissory notes have a three year term and an interest rate of 5% and are convertible into SafeNet common stock at a conversion price of $18.37 per share.  The amount and type of consideration was determined on the basis of arm’s length negotiations between SafeNet and Pijnenburg.  The acquisition was accounted for as a purchase.

Pijnenburg will continue to operate as a provider of security chips and will be a subsidiary of SafeNet.

Item 7.                                    Financial Statements and Exhibits.

(a)           Financial Statements of Business Acquired.

In accordance with Item 7(a) of Form 8-K, the financial statements for Pijnenburg required pursuant to Article 3 of Regulation S-X will be filed by amendment to this Form 8-K on or before March 18, 2002.

(b)           Pro Forma Financial Information.

In accordance with Item 7(b) of Form 8-K, the pro forma financial information required pursuant to Article 11 of Regulation S-X will be filed by amendment to this Form 8-K on or before March 18, 2002.

(c)           Exhibits

Exhibit 2.1                                          Agreement and Plan of Reorganization dated December 14, 2001 by and among SafeNet, Inc., PBSL Acquisition Corp., Pijnenburg Securealink, Inc. and certain other parties.

Exhibit 99.1                                    Press Release.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFENET, INC.

By:	/s/ Anthony A. Caputo
Anthony A. Caputo
Chief Executive Officer

Date:           January 17, 2002

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Reorganization dated December 14, 2001 by and among SafeNet, Inc., PBSL Acquisition Corp., Pijnenburg Securealink, Inc. and certain other parties.

99.1	Press Release.